Exhibit 99.1

Lam Research Corporation Contacts:

Shanye Hudson, Director, Investor Relations, phone: 510/572-4589,

e-mail: shanye.hudson@lamresearch.com

Lisa Garber, Managing Director, Corporate Communications, phone: 510/572-5241,

e-mail: lisa.garber@lamresearch.com

LAM RESEARCH NAMES STEPHEN G. NEWBERRY TO POSITION OF VICE CHAIRMAN OF THE BOARD AND PROMOTES MARTIN ANSTICE TO THE POSITION OF PRESIDENT

FREMONT, Calif., Dec. 7, 2010—Lam Research Corporation (NASDAQ: LRCX) today announced that Stephen G. Newberry, chief executive officer of Lam Research, will take on the responsibility of vice chairman of the company’s board of directors. Simultaneously, Lam Research has announced that it has promoted Martin Anstice to the position of president, effective immediately. Anstice will also continue to serve as chief operating officer of the company, a position he has held since September 2008.

Commenting on Anstice’s promotion, Newberry stated, “Martin has played a key role in taking a company already known for its operational excellence and continuing to grow and build the Company’s capabilities. This promotion recognizes the significant contributions he has made to the success of Lam Research and the leadership role he has grown into at the company. As president, he will continue pursuing innovative business initiatives aimed at both increasing our efficiency and growing our business.”

Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam Research is a NASDAQ-100(R) company. For more information, visit http://www.lamresearch.com/

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